R. E. BASSIE & CO.
CERTIFIED  PUBLIC  ACCOUNTANTS
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                                         6776  Southwest  Freeway,  Suite  580
                                         Houston,  Texas  77074-2115
                                         Tel: (713) 266-0691 Fax: (713) 266-0692
                                         E-Mail:  Rebassie@aol.com



March 28, 2002


Securities and Exchange Commission
450 5th Street, N. W.
Washington, D.C. 20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on March 20, 2002 (the termination of the client-auditor relationship), to be filed by our former client, Pangea Petroleum Corporation. We agree with the statements made in response to that item insofar as they relate to our Firm.

Very  truly  yours,


/s/  R. E. Bassie & Co.
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R. E. Bassie & Co.


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